Exhibit 18






November 5, 1999




Graham Packaging Holdings Company
2401 Pleasant Valley Road
York, Pennsylvania 17402

Dear Sirs:

At your request, we have read the description included in your quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended September 26, 1999, of the facts relating to your change from the last in - first out to the first in - first out method of inventory valuation. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Graham Packaging Holdings Company and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 1998. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Graham Packaging Holdings Company and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 1998.

Yours truly,

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP